EXHIBIT 99.1

CONTACT:	Stephen A. Feldman
Chief Financial Officer
212-590-6200

Financial Dynamics
Leigh Parrish, Caren Barbara
212-850-5651; 212-850-5663

FOR IMMEDIATE RELEASE

dELiA*s, INC. ANNOUNCES RESULTS OF ANNUAL

MEETING OF STOCKHOLDERS

New York, NY – August 4, 2008 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced the results of its Annual Meeting of Stockholders held on July 30, 2008. The Company’s stockholders voted in favor of:

•	the election of six members to the Company’s Board of Directors, as identified in the Company’s proxy statement, for a term ending in 2009 or until their successors are duly elected and qualified; and

•	the ratification of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2009.

At the Board of Directors meeting following the Annual Meeting, the Board elected Carter S. Evans as non-executive Chairman. Mr. Evans has served as a member of the Board of Directors of dELiA*s, Inc. as well as Chairman of the Audit Committee since shortly after the Company’s spin-off from Alloy, Inc. He is also a member of the Company’s Compensation and Corporate Governance and Nominating Committees.

Mr. Evans is a seasoned executive with more than 30 years experience in the financial industry and has held senior positions with Price Waterhouse, Chemical Bank, and Lehman Brothers. Mr. Evans is also experienced in the retail and apparel sector and has held the position of President of the Arrow Shirt Company and Arrow International. He is currently a managing director and head of research with Alvarez & Marsal, a leading independent global professional services firm. Mr. Evans’ previous corporate board experience includes service on the Boards of Timex Group B.V., Pratt-Read Corp, and the successor to U.S. Financial.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “should,” “would,” “project,” “plan,” “predict,” and “intend,” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.